Exhibit 23.1

Patrizio & Zhao, LLC

Certified Public Accountants and Consultants	322 Route 46 West
Member of	Parsippany, NJ 07054
Alliance of worldwide accounting firms	Tel: (973) 882-8810
Fax: (972) 882-0788
www.pzcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Post-Effective Amendment No. 11 to a Registration Statement on Form S-1 pertaining to the registration of 24,050,440 shares of common stock of JPAK Group, Inc., of our report dated September 27, 2011 with respect to the financial statements of JPAK Group, Inc. for the years ended June 30, 2011 and 2010, and our report dated April 14, 2012 with respect financial statements of JPAK Group, Inc. for the quarters ended March 31, 2012 and 2011. We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

/s/ Patrizio & Zhao, LLC

Patrizio & Zhao, LLC

Certified Public Accountants and Consultants

Parsippany, New Jersey

June 12, 2012